Filed Pursuant To Rule 433

Registration No. 333-217785

October 23, 2017

SPDR® ETF Options Report

INVESTMENT PROFESSIONAL USE ONLY
September 2017

Ticker	Name	20 Day Average ETF Volume	20 Day Average Total Option Volume	20 Day Average Call Option Volume	20 Day Average Put Option Volume	Total Open Interest (Call)	Total Open Interest (Put)
SPY	SPDR S&P500 ETF Trust	62941632	2219619	918144	1301475	7144231	15672240
XLF	Financial Select Sector SPDR Fund	54645872	194669	144236	50434	2091624	2034139
XOP	SPDR S&P Oil & Gas Exploration & Production ETF	15396494	99941	42628	57313	722455	1789486
XLU	Utilities Select Sector SPDR Fund	12589497	38338	20878	17460	306828	545165
XLE	Energy Select Sector SPDR Fund	12134923	60116	35136	24980	563457	779029
XLP	Consumer Staples Select Sector SPDR Fund	11807631	9647	3694	5954	92093	170053
XLK	Technology Select Sector SPDR Fund	8230338	13826	5395	8431	144242	305795
XLI	Industrial Select Sector SPDR Fund	8084067	12330	3328	9003	93795	210393
GLD®	SPDR Gold Shares®	8137692	134110	73781	60329	2162236	994236
JNK	SPDR Bloomberg Barclays High Yield Bond ETF	6490736	936	29	907	24616	68195
XLV	Health Care Select Sector SPDR Fund	6305593	12755	7900	4856	129875	163296
KRE	SPDR S&P Regional Banking ETF	6308286	27669	14856	12814	187407	225191
XLB	Materials Select Sector SPDR Fund	4299162	5785	3004	2782	83639	135525
XLY	Consumer Discretionary Select Sector SPDR Fund	4202887	5272	2475	2798	72003	123771
XRT	SPDR S&P Retail ETF	3503758	19833	6434	13400	82189	198755
XBI	SPDR S&P Biotech ETF	3140187	22253	9293	12961	142167	265616
KBE	SPDR S&P Bank ETF	2707485	2049	1380	669	23107	50468
FEZ	SPDR EURO STOXX 50 ETF	2412163	7489	4954	2536	162712	189960
XME	SPDR S&P Metals & Mining ETF	2294198	7192	3640	3553	117709	128874
DIA	SPDR Dow Jones Industrial Average ETF Trust	2118540	24958	12369	12590	237685	225722
XHB	SPDR S&P Homebuilders ETF	1834850	3071	1682	1389	62504	51025
XLRE	Real Estate Select Sector SPDR Fund	1688883	62	23	39	1308	1176
CWB	SPDR Bloomberg Barclays Convertible Securities ETF	1152762	15	10	6	174	208
SJNK	SPDR Bloomberg Barclays Short Term High Yield Bond ETF	1218445	—	—	5	—	117
MDY	SPDR S&P MidCap 400 ETF Trust	886334	1773	986	788	34731	27033
BWX	SPDR Bloomberg Barclays International Treasury Bond ETF	654763	4	2	3	350	2187
XES	SPDR S&P Oil & Gas Equipment & Services ETF	614819	460	372	88	6484	2393
BIL	SPDR Bloomberg Barclays 1-3 Month T-Bill ETF	514534	—	—	—	—	—

Source: Bloomberg as of Bloomberg as of 9/30/2017.

STATE STREET GLOBAL ADVISORS. SPDR

SPDR® ETF Options Report

Ticker	Name	20 Day Average ETF Volume	20 Day Average Total Option Volume	20 Day Average Call Option Volume	20 Day Average Put Option Volume	Total Open Interest (Call)	Total Open Interest (Put)
RWX	SPDR Dow Jones International Real Estate ETF	458194	8	3	6	108	209
SDY	SPDR S&P Dividend ETF	382995	69	50	20	1761	971
RWO	SPDR Dow Jones Global Real Estate ETF	277651	—	—	—	5	—
KIE	SPDR S&P Insurance ETF	205766	479	298	182	1225	1592
TFI	SPDR Nuveen Bloomberg Barclays Municipal Bond ETF	215076	—	—	—	—	67
XAR	SPDR S&P Aerospace & Defense ETF	132486	55	45	10	1153	534
RWR	SPDR Dow Jones REIT ETF	128584	12	7	5	94	162
CWI	SPDR MSCI ACWI ex-US ETF	109530	1	—	1	22	167
GNR	SPDR S&P Global Natural Resources ETF	113896	2	1	2	32	240
DWX	SPDR S&P International Dividend ETF	91343	2	1	1	44	26
XPH	SPDR S&P Pharmaceuticals ETF	99034	7	6	2	146	144
HYMB	SPDR Nuveen S&P High Yield Municipal Bond ETF	113483	2	1	2	33	42
GWX	SPDR S&P International Small Cap ETF	69947	—	9	—	166	—
EWX	SPDR S&P Emerging Markets SmallCap ETF	52651	5	1	5	1	146
GWL	SPDR S&P World ex-US ETF	63349	—	—	—	10	—
EBND	SPDR Bloomberg Barclays Emerging Markets Local Bond ETF	45937	—	1	—	24	—
XSD	SPDR S&P Semiconductor ETF	49776	2	1	2	143	69
EDIV	SPDR S&P Emerging Markets Dividend ETF	48235	3	3	1	89	21
GXC	SPDR S&P China ETF	47096	10	6	5	129	196
GMF	SPDR S&P Emerging Asia Pacific ETF	30315	14	5	9	98	175
KCE	SPDR S&P Capital Markets ETF	11482	2	1	2	49	24

Source: Bloomberg as of Bloomberg as of 9/30/2017.

State Street Global Advisors

2

SPDR® ETF Options Report ssga.com spdrs.com spdrgoldshares.com State Street Global Advisors One Lincoln Street, Boston, MA 02111 2900. T: +1 617 786 3000. Important Risk Information This material has been created for informational purposes only and does not constitute investment advice and it should not be relied on as such. It does not take into account any investor’s particular investment objectives, strategies, tax status or investment horizon. There is no representation or warranty as to the current accuracy of, or liability for, decisions made based on this material. All material has been obtained from sources believed to be reliable, but its accuracy is not guaranteed. ETFs trade like stocks, are subject to investment risk, fluctuate in market value and may trade at prices above or below the ETFs’ net asset value. Brokerage commissions and ETF expenses will reduce returns. Because of their narrow focus, sector funds tend to be more volatile than funds that diversify across many sectors and companies. Select Sector SPDR Funds bear a higher level of risk than more broadly diversified funds. All ETFs are subject to risk, including the possible loss of principal. Sector ETFs products are also subject to sector risk and non diversification risk, which generally results in greater price fluctuations than the overall market. Non diversified funds that focus on a relatively small number of stocks or countries tend to be more volatile than diversified funds and the market as a whole. Options investing entail a high degree of risk and may not be appropriate for all investors. GLD is not an investment company registered under the Investment Company Act of 1940 (the “1940 Act”) and is not subject to regulation under the Commodity Exchange Act of 1936 (the “CEA”). As a result, shareholders of the Trust do not have the protections associated with ownership of shares in an investment company registered under the 1940 Act or the protections afforded by the CEA. Commodities and commodity index linked securities may be affected by changes in overall market movements, changes in interest rates, and other factors such as weather, disease, embargoes, or political and regulatory developments, as well as trading activity of speculators and arbitrageurs in the underlying commodities. Frequent trading of ETFs could significantly increase commissions and other costs such that they may offset any savings from low fees or costs. Diversification does not ensure a profit or guarantee against loss. Investing in commodities entails significant risk and is not appropriate for all investors. Important Information Relating to SPDR Gold Trust The SPDR Gold Trust (“GLD”) has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents GLD has filed with the SEC for more complete information about GLD and this offering. Please see the GLD prospectus for a detailed discussion of the risks of investing in GLD shares. When distributed electronically, the GLD prospectus is available by clicking here. You may get these documents for free by visiting EDGAR on the SEC website at sec.gov or by visiting spdrgoldshares.com. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus if you request it by calling 866.320.4053. GLD is not an investment company registered under the Investment Company Act of 1940 (the “1940 Act”) and is not subject to regulation under the Commodity Exchange Act of 1936 (the “CEA”). As a result, shareholders of the Trust do not have the protections associated with ownership of shares in an investment company registered under the 1940 Act or the protections afforded by the CEA. GLD shares trade like stocks, are subject to investment risk and will fluctuate in market value. The value of GLD shares relates directly to the value of the gold held by GLD (less its expenses), and fluctuations in the price of gold could materially and adversely affect an investment in the shares. The price received upon the sale of the shares, which trade at market price, may be more or less than the value of the gold represented by them. GLD does not generate any income, and as GLD regularly sells gold to pay for its ongoing expenses, the amount of gold represented by each Share will decline over time to that extent. Standard & Poor’s®, S&P® and SPDR® are registered trademarks of Standard & Poor’s Financial Services LLC (S&P); Dow Jones is a registered trademark of Dow Jones Trademark Holdings LLC (Dow Jones); and these trademarks have been licensed for use by S&P Dow Jones Indices LLC (SPDJI) and sublicensed for certain purposes by State Street Corporation. State Street Corporation’s financial products are not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P, their respective affiliates and third party licensors and none of such parties make any representation regarding the advisability of investing in such product(s) nor do they have any liability in relation thereto. For more information, please contact the Marketing Agent for GLD: State Street Global Advisors Funds Distributors, LLC, One Lincoln Street, Boston, MA, 02111; T: +1 866 320 4053 spdrgoldshares.com The trademarks and service marks referenced herein are the property of their respective owners. Third party data providers make no warranties or representations of any kind relating to the accuracy, completeness or timeliness of the data and have no liability for damages of any kind relating to the use of such data. BLOOMBERG®, a trademark and service mark of Bloomberg Finance L.P. and its affiliates, and BARCLAYS®, a trademark and service mark of Barclays Bank Plc, have each been licensed for use in connection with the listing and trading of the SPDR Bloomberg Barclays ETFs. Distributor: State Street Global Advisors Funds Distributors, LLC, member FINRA, SIPC, an indirect wholly owned subsidiary of State Street Corporation. References to State Street may include State Street Corporation and its affiliates. Certain State Street affiliates provide services and receive fees from the SPDR ETFs. ALPS Distributors, Inc., a registered broker dealer, is distributor for SPDR S&P 500, SPDR S&P MidCap 400 and SPDR Dow Jones Industrial Average, and all unit investment trusts. ALPS Portfolio Solutions Distributor, Inc. is distributor for Select Sector SPDRs. ALPS Distributors, Inc. and ALPS Portfolio Solutions Distributor, Inc. are not affiliated with State State Street Global Advisors Funds Distributors, LLC. State Street Global Advisors Funds Distributors, LLC is the distributor for certain registered products on behalf of the advisor. SSGA Funds Management has retained Nuveen Asset Management, LLC as the sub advisor to certain of such funds. State Street Global Advisors Funds Distributors, LLC is not affiliated with Nuveen Asset Management, LLC Before investing, consider the funds’ investment objectives, risks, charges and expenses. To obtain a prospectus or summary prospectus which contains this and other information, call 866.787.2257 or visit spdrs.com. Read it carefully. Not FDIC Insured No Bank Guarantee May L se Value State Street Gl bal Advis rs © 2017 State Street C rp rati n. All Rights Reserved. IBG 25607 Exp. Date: 10/31/2018 SPD001459

SPDR® GOLD TRUST has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any Authorized Participant will arrange to send you the prospectus if you request it by calling toll free at 1-866-320-4053 or contacting State Street Global Markets, LLC, One Lincoln Street, Attn: SPDR® Gold Shares, 30th Floor, Boston, MA 02111.